EXHIBIT 5.1

Tomasz Woźniak

Partner

+44.20.3201.5597

Tomasz.wozniak@morganlewis.com

Selina Hospitality PLC

6th Floor

2 London Wall Place

Barbican

London

EC2Y 5AU

7 February 2023

Ladies and Gentlemen

Selina Hospitality PLC – Registration Statement on Form S-8

1.

We have advised Selina Hospitality PLC, a public limited company incorporated in England and Wales (the “Company”) in connection with the preparation and filing of a registration statement on Form S-8 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United Stated Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

2.

As set out in the Registration Statement, it is proposed that the Company shall register (i) 5,487,425 ordinary shares, nominal value $0.005064 (to six decimal places) per share (the “Shares”), of the Company reserved for issuance under the Selina Hospitality PLC Amended and Restated 2018 Global Equity Incentive Plan (the “2018 Plan”), (ii) 11,114,553 Shares of the Company reserved for issuance under the Selina Hospitality PLC 2022 Omnibus Equity Incentive Plan (the “2022 Omnibus Plan”) and (iii) 2,907,970 Shares of the Company reserved for issuance under the Selina Hospitality PLC 2022 Employee Share Purchase Plan (the “2022 ESPP” and, together with the 2018 Plan, and 2022 Omnibus Plan, the “Plans” and each a “Plan”).

3.

For the purpose of this opinion, we have examined only the documents listed in paragraphs 1 to 7 (inclusive) of Schedule 1 to this opinion (each a “Document” and together the “Documents”), and undertaken only the searches and enquiries listed in paragraphs 8 to 10 (inclusive) of Schedule 1 to this opinion. We have assumed that nothing has occurred since such Documents have been reviewed and searches and enquiries have been undertaken that would affect this opinion.

4.	This opinion is limited to English law as applied by the English courts and is given on the basis that this opinion will be governed by and construed in accordance with English law.

Morgan, Lewis & Bockius UK LLP

Condor House
5-10 St. Paul’s Churchyard
London EC4M 8AL	+44.20.3201.5000
United Kingdom	+44.20.3201.5001

Morgan, Lewis & Bockius UK LLP is a limited liability partnership registered in England and Wales under number OC378797 with its registered office at Condor House, 5-10 St. Paul’s Churchyard, London EC4M 8AL and is a law firm authorised and regulated by the Solicitors Regulation Authority, whose rules can be accessed at rules.sra.org.uk. Our SRA authorisation number is 615176. We use the word “partner” to refer to a member of the LLP. A list of the members of Morgan, Lewis & Bockius UK LLP is available for inspection at the above address. Further information about Morgan Lewis can be found on www.morganlewis.com.

Assumptions

5.	For the purpose of this opinion we have assumed, without investigation, that:

a.	all original Documents and the signatures and seals thereon are genuine;

b.	all copy Documents that we have examined conform to the original Documents and that each of originals was duly executed and delivered by each of the parties thereto;

c.

the Documents accurately record the whole of the terms agreed between the parties thereto relevant to this opinion, no amendment, alteration, variation or modification has been or will be made to any of the respective forms of the Documents as examined by us and no obligation of any party thereto has been waived or breached;

d.

as at the date of execution of each Document, each party to such document was duly organised and existing under the laws of its relevant jurisdiction and had full power and necessary capacity and authorisation to enter into, be bound by and perform its obligations under such Document and was not subject to any bankruptcy, liquidation, moratorium or other insolvency related process in England & Wales or in any other relevant jurisdiction;

e.	factual matters stated in the Documents are accurate;

f.

there are no facts or circumstances in existence and no events have occurred which would render the Plans void or voidable or repudiated or frustrated or capable of rescission by reason of fraud or misrepresentation on the part of any of the parties to it, or which has or has been alleged to have terminated or resulted in the termination or dissolution of the Company;

g.

insofar as any Document was to be executed and delivered by any party incorporated or domiciled in any jurisdiction outside England, such execution or delivery and the assumption of the obligations thereunder by such party was not illegal or ineffective by virtue of the memorandum and articles of association or constitutional documents of such party or the law of that jurisdiction;

h.

a meeting of the Company’s board of directors (or a duly authorised committee thereof) has been, or will be, duly convened and held at which it was, or will be, resolved to allot and issue the Shares (the “Corporate Approval”);

i.

all consents, approvals, notices, filings and registrations that are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the performance of the actions to be carried out pursuant to the Corporate Approval have been or will be duly obtained;

j.	all Shares will be allotted in accordance with the Articles and the Plans;

k.

the Shares issued in accordance with the Corporate Approval, memorandum and articles of association of the Company (the “Articles”) and the Plans and the issue price per Share is not less than the nominal value of each Share;

l.	any limits on the authority of the Company to allot and issue the Shares pursuant to the Corporate Approval or Articles will not be exceeded by the issuance of the Shares pursuant to the Plans;

m.

the information held at the Companies Registry for England and Wales provided to us pursuant to the Online Company Search referred to in Schedule 1 below was complete, true and accurate in all respects, disclosed all information which is material for the purposes of this opinion, and contained at the time the information was provided to us all the information filed with the Companies Registry as at that time in respect of the entities against which the search was conducted and there has been no change in this position since the searches and enquiries were made;

n.

the Company has not, since the date of the Online Company Search, passed a voluntary winding-up resolution or entered into any composition or arrangement with its creditors, no petition has been presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of the Company and no liquidator, administrative receiver, administrator, trustee or similar officer has been appointed in relation to the Company or any of their respective assets or revenues; and

o.	that at all times the affairs of the Company have been conducted strictly within the provisions of the Companies Act 2006 (the “Companies Act”) and all other applicable law.

Opinion

6.

On the basis of, and subject to, the foregoing and the reservations set out below, and subject to any matters not disclosed to us, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the Plans and the individual issuances, grants or awards thereunder, and in accordance with the Registration Statement, such Shares will be duly authorised, legally issued, fully paid and nonassessable.

Qualifications and Reservations

7.	This opinion is subject to the following qualifications and reservations:

a.

we have assumed that the information about the Company filed at the Companies Registry for England and Wales obtained by us through the Online Company Search represents all of the documents, notices and returns filed at the Companies Registry in respect of the Company as at the time such information was received by us;

b.

it should be noted that searches carried out to obtain information filed at the Companies Registry are not capable of revealing conclusively whether or not certain events have occurred and in particular:

i.	whether or not:

1.	a winding up-or administration petition or order has been presented;

2.	a receiver has been appointed;

3.	a company voluntary arrangement has been proposed or approved; or

4.	any other insolvency proceedings have been commenced;

ii.	notice of the events described in sub-paragraph 6(b)(i) above may not have been filed at the Companies Registry immediately;

iii.	information delivered to the Companies Registry for registration may not have been on the relevant file at the time the searches were made; and

iv.	the position may have changed since the time and date the search was made,

c.	the opinion set out herein is subject to:

i.	any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and

ii.

an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

d.	we express no opinion as to matters of fact; and

e.

we express no opinion on the compliance of the Plans with the rules or regulations of the Nasdaq stock exchange or the rules or regulations of any other securities exchange that are applicable to the Company.

Yours faithfully,

/S/ MORGAN, LEWIS & BOCKIUS UK LLP

SCHEDULE 1

DOCUMENTS, SEARCHES AND ENQUIRIES

Documents

1	The Registration Statement.

2	The 2018 Plan.

3	The 2022 Omnibus Plan.

4	The 2022 ESPP.

5	A copy of the certificate of incorporate, and any certificates of incorporation upon change of name.

6	The Articles (including any special resolutions amending the Articles).

7	The Corporate Approval.

Searches and Enquiries

8

At 2:43 pm on 7 February 2023, we carried out an online search of the database at Companies House in respect of the Company (the “Online Company Search”) to check its Articles, charges register and to check for any insolvency filings.

9

At 2:38 pm on 7 February 2023, we searched the records at the Central Registry of Winding Up Petitions to check whether (1) any winding-up petitions have been presented or winding up orders have been made against the Company in England and Wales, and (2) any (a) notices of intention to appoint an administrator, (b) notices of appointment of administrator, (c) administration orders, or (d) applications for the making of an administration order, have been filed in London in respect of the Company.

10	At 2:45 pm on 7 February 2023, we carried out an online search of the London Gazette for any insolvency notices in respect the Company.

These searches do not necessarily reveal the up-to-date position and are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced.

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